Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

June 23, 2009

We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement (Form S-1 No. 333-XXXXX) and related Prospectus of Seaway Valley Capital Corporation for the registration of 500,000,000 shares of its common stock and to the incorporation therein of our report dated May 18, 2009, with respect to the consolidated financial statements of Seaway Valley Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Dannible & McKee, LLP
Syracuse, New York